FOR IMMEDIATE RELEASE

CONTACTS:
Media	Investor Relations

Barbara Henderson SVP, Global Corporate Communications barbh@herbalife.com (310) 203-2436	Andrew Speller VP, Investor Relations andysp@herbalife.com (310) 203-2462

HERBALIFE RECEIVES APPROVAL FOR FIVE PROVINCIAL DIRECT-SELLING LICENSES IN CHINA

LOS ANGELES, July 20, 2008 — Herbalife Ltd. (NYSE:  HLF), a global nutrition and direct selling company, announced that China’s Ministry of Commerce has granted five additional licenses for the company to conduct direct-selling business in the provinces of Beijing, Guangdong, Shandong, Zhejiang and Guizhou.  All licenses are effective immediately, except Beijing which will be activated after the company opens service outlets.

Herbalife received its first direct-selling license in China in March 2007 for the cities of Suzhou and Nanjing in the Jiangsu province. An additional license was granted in July of the same year to conduct business throughout the entire province.

“We are honored to receive these additional licenses from the Chinese government,” said Herbalife Chairman and CEO Michael O. Johnson. “We appreciate this opportunity to expand our business in this important marketplace.”

The company today also announced the opening of its store in Shanghai. Herbalife now operates 91 retail stores in 30 provinces in China.

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About Herbalife Ltd.

Herbalife Ltd. is a global network marketing company that sells weight-management, nutrition, and personal care products intended to support a healthy lifestyle. Herbalife products are sold in 65 countries through a network of more than 1.8 million independent distributors. The company supports the Herbalife Family Foundation  and its Casa Herbalife program to bring good nutrition to children. Please visit Herbalife Investor Relations for additional financial information.